EXHIBIT 99.1




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                                  NEWS RELEASE

                                 MARCH 31, 2014

         FLEXIBLE SOLUTIONS ANNOUNCES FULL YEAR, 2013 FINANCIAL RESULTS

Conference call is scheduled for April 01, 2014. See the time and dial in number below.

VICTORIA, BRITISH COLUMBIA, March 31, 2014 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the full year ended December 31, 2013.

Mr. Dan O'Brien, CEO states, "In 2013, cost of goods sold was higher than in previous years and we were not able to raise prices to all of our customers as quickly as we would have liked to. Combined with slightly lower total sales, the result was lower operating cash flow compared to 2012 [non-GAAP]." Mr. O'Brien continues, "Raw material prices have eased so far in 2014 and we are focusing additional efforts on recouping and increasing sales revenue in order to resume the quick growth experienced in 2010 through 2012."


          o Sales for the full year 2013 were $15,801,596, down 4%, when compared to $16,400,107 for full year 2012. The result was an after tax GAAP accounting net income of $1,821,634, or $0.14 per weighted average share, compared to an accounting net loss of $1,084,447, or $0.08 per weighted average share in full year 2012.

          o Non-GAAP operating cash flow: (for details see the following table). For the 12 months ending Dec. 31, 2013, net income (loss) reflects $899,450 of non-cash charges, Income Tax Recovery of $134,720, Exclusive Distributor fee of $250,000, gain on sale of equipment of $2,057, interest income of $2,000 and when non-cash items, items not related to current operations of the Company, are removed the Company shows positive operating cash flow of $533,407 or $0.04 per share. This compares with 2012 operating cash flow of $1,364,621, or $0.10 per share

          o The financials show a significantly higher accounting net income in 2013 versus 2012. This is largely due to a deferred tax recovery of $2,408,395 which has been realized as an asset on the Balance Sheet. The Deferred asset is the result of the commencement of the expensing of the Alberta factory against the Company's US income. Past and current factory construction and operating expenses not yet applied against FSI's US income will now be carried forward to reduce the NanoChem Division's revenue for income tax purposes.

The NanoChem division continues to be the dominant source of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, water treatment, oil field extraction and agricultural use to further increase sales in this division. In past years, the NanoChem Division sales have been less volatile quarter over quarter, however due to increasing sales to agriculture, revenue seasonality may become larger.

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 Conference call
 ---------------

** CEO, Dan O'Brien has scheduled a conference call for 11:00am EST, 8:00am PST, Tuesday April 01, 2013 to discuss the financials. To attend this call, dial 1-877-941-0844 (or 1-480-629-9835). The conference call title, `Full Year 2013
Financials' maybe requested **